Exhibit 99.1

1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

-At ALPHA IR-

Analyst Contact

Chris Hodges or Nick Hughes

(312) 445-2870

Email: CAS@alpha-ir.com

Traded: NYSE (CAS)

A.M. Castle & Co. Announces Sale of Energy Inventory to Triple-S Tube

Supply for Net Cash Proceeds of Approximately $27.5 Million

Company Executes Further Step in Previously-Announced Refinancing Plan, with Net Cash

Proceeds Applied to Delever Balance Sheet

OAK BROOK, IL, FEBRUARY 22, 2016 - A.M. Castle & Co. (NYSE:CAS) (the “Company” or “Castle”), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, announced today that it has closed a transaction with Triple-S Tube Supply, LP and Triple-S Tube Supply ULC (collectively, “Triple-S Tube Supply”) for the sale of inventory from Castle’s Edmonton and Houston facilities that primarily service the oil and gas industries. Net cash proceeds of the transaction are expected to be approximately $27.5M, with ninety percent (90%) of the gross consideration paid at closing, and the remainder, subject to certain adjustments, payable by December 31, 2016. Net proceeds will be used to reduce borrowings outstanding under the Company’s revolving credit facility.

President and CEO Steve Scheinkman commented, “Today’s announced sale of the vast majority of our remaining energy-related inventory, including material that traces to the Company’s former Tube Supply acquisition, significantly reduces the Company’s exposure to oil-related market fluctuations. More importantly, sale of these assets will provide us with additional liquidity and is a further step in our recent refinancing activities to delever the Company’s balance sheet. The transaction serves to streamline our business as our future operations will be primarily focused on two key commercial end markets, Aerospace and Industrial. These markets tend to be more stable over the long-term and we believe our competitive position is strong and improving in both sectors. We also remain in active negotiations for the sale of our Total Plastics subsidiary, which will help to further delever our balance sheet. We are committed to completing our operating and financial restructuring activities in the near-term, and believe in our long-term opportunity to grow our Aerospace and Industrial business.”

Pat Anderson, Executive Vice President & Chief Financial Officer added, “In addition to these sales, we expect to generate further proceeds from the sale of equipment related to the facilities.

Following the completion of the transfer of these energy-related assets to Triple-S Tube Supply, we will officially close our Houston and Edmonton facilities. We believe that the savings associated with the closing of these facilities will improve our ability to generate cash from operations, which we intend to reinvest in the business to better position the Company for long-term success.”

As a part of the transaction, Triple-S Tube Supply will also purchase the trade name rights to the Tube Supply brand. Castle will assist Triple-S Tube Supply in the transferring of the inventory from the facilities scheduled to be completed by December 31, 2016. Triple-S Tube Supply will provide its own sales staff and administrative support. A.M. Castle will transfer some of its employees from the Houston and Edmonton facilities to other Company locations, and other employees will be encouraged to join Triple-S Tube Supply.

The Company is currently evaluating the accounting implications of the transactions, which is expected to result in certain charges and/or write-downs of assets associated with the sale of inventory and closing of these locations.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its wholly-owned subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle and its affiliated companies operate out of 42 service centers located throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol “CAS”.

Cautionary Statements Regarding Forward-Looking Information

Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy, and the cost savings and other benefits that we expect to achieve from our facility closures and organizational changes. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” “should,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including our ability to effectively manage our operational initiatives and restructuring activities, the impact of volatility of metals and plastics prices, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, our ability to successfully complete our strategic refinancing process, and the impact of our substantial level of indebtedness, as well as including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.